UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

           Date of Report (Date of earliest reported): August 14, 2006

                           EUROWEB INTERNATIONAL CORP.
               (Exact name of registrant as specified in charter)

         Delaware                   001-12000                  13-3696015
(State or other jurisdiction       (Commission                (IRS Employer
    of incorporation)              File Number)             Identification No.)

           468 North Camden Drive Suite 256(I) Beverly Hills, CA 90210
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (310) 860-5697

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

On August 14, 2006, Moshe Schnapp resigned as President of the Company.

In addition, on August 14, 2006, per the recommendation of the compensation committee to fill the vacancy resulting from the resignation of Mr. Schnapp, the Board of Directors voted to appoint Yossi Attia as Chief Executive Officer and President of the Company. Mr. Attia presently serves as a director of the Company and as the Chief Executive Officer of Euroweb RE Corp. ("ERC"), a Nevada corporation and the Company's wholly-owned subsidiary. Mr. Attia presently does not serve on any Company committee. Mr. Attia does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, except as set forth below, Mr. Attia has never entered into a transaction, nor is there any proposed transaction, between Mr. Attia and the Company.

Mr. Attia, age 43, has been self employed as a real estate developer since 2000. Mr. Attia was appointed to the Company's Board on February 1, 2005. Prior to entering into the real estate development industry, Mr. Attia served as the Senior Vice President of Investments of Interfirst Capital from 1996 to 2000. From 1994 though 1996, Mr. Attia was a Senior Vice President of Investments with Sutro & Co. and from 1992 through 1994 Mr. Attia served as the Vice President of Investments of Prudential Securities. Mr. Attia received a BA in economics and marketing from Haifa University in 1987 and a MBA from Pepperdine University in 1995. Mr. Attia held Series 7 and 63 securities licenses from 1991 until 2002. Effective March 21, 2005, Mr. Attia was appointed as a member of the Audit Committee and the Compensation committee. In June 2006, Mr. Attia was appointed as the CEO of ERC. Upon his appointment as the CEO of ERC, Mr. Attia was no longer considered to be an independent director. Consequently, Mr. Attia resigned from all committees.

Effective July 1, 2006, the Company entered into a five-year employment agreement (the "Agreement") with Yossi Attia as the President of ERC which commenced on July 1, 2006 and provides for annual compensation of $240,000 and an annual bonus of not less than $120,000 per year, as well as an annual car allowance for the same period. Mr. Attia will be entitled to a special bonus equal to 10% of the EBITDA of ERC (the "Special Bonus"), which such bonus is payable in shares of common stock of the Company; provided, however, the Special Bonus is only payable in the event that Mr. Attia remains continuously employed by ERC and Mr. Attia shall not have sold shares of common stock of the Company on or before the payment date of the Special Bonus unless such shares were received in connection with the exercise of an option that was scheduled to expire within one year of the date of exercise. In addition, on August 14, 2006, the Company amended the Agreement to provide that Mr. Attia shall serve as the Chief Executive Officer of the Company for a term of two years commencing August 14, 2006 and granting annual compensation of $250,000 to be paid in the form of Company shares of common stock. The number of shares to be received by Mr. Attia is calculated based on the average closing price 10 days prior to the commencement of each employment year. Mr. Attia also agreed to not directly or indirectly compete with the business of the Company or ERC during his employment and for a period of two years following termination of employment. Further, Mr. Attia agreed to transfer to the Company and/or ERC at cost all real estate projects currently owned by Mr. Attia in which he has not commenced development.

Mr. Attia's employment agreement mentioned above further provides that, if employment is terminated other than for wilful breach by the employee, for cause or in event of a change in control of the Company, then Mr. Attia has the right to terminate the agreement. In the event of any such termination, Mr. Attia will be entitled to receive the payment due on the balance of his employment agreement. Mr. Attia's compensation pursuant to his employment agreement with the Company is on the exact same terms as the compensation granted to the former President of the Company, Moshe Schnapp and has been approved by the Compensation Committee and ratified by the Board.

Item 9.01         Financial Statements and Exhibits

(d) Exhibits

    Exhibit No.     Description

    10.1            Employment Agreement by and between ERC and Yossi Attia (1)

    10.2 Amendment No. 1 dated August 14, 2006 to the Employment Agreement by and between the Company and Yossi Attia

(1) Incorporated by reference to the Form 8K filed with the Securities and Exchange Commission on July 5, 2006

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               EUROWEB INTERNATIONAL CORP.

                               By: /s/ YOSSI ATTIA
                                   -----------------------------------------
                               Name: Yossi Attia
                               Title: Chief Executive Officer

Date:       August 16, 2006
            Beverly Hills, California